CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Hubilu Venture Corporation

We consent to the inclusion in the foregoing form S-1/A, Amendment No. 3 (Registration No. 333-204347) of Hubilu Venture Corporation (the “Company”) of our report dated May 5, 2015, relating to our audit of the Balance Sheet of Hubilu Venture Corporation (the “Company”) as of March 31, 2015 and the related statement of operations, stockholders' equity (deficit) and cash flows for the period from March 2, 2015 (inception) through March 31, 2015.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP
Newport Beach, California
September 10, 2015